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                                 EXHIBIT 10.12

                        1999 DECLARATION OF AMENDMENT TO
                               CLARUS CORPORATION
                                1992 STOCK PLAN


     THIS 1999 DECLARATION OF AMENDMENT, is made this 28th day of October, 1999, by CLARUS CORPORATION (the "Corporation"), to the Corporation's 1992 Stock Plan (the "1992 Plan").

                                R E C I T A L S:
                                ---------------

     WHEREAS, the Board of Directors of the Corporation has deemed it advisable and has this day approved an amendment to the 1992 Plan as set forth below; and

     WHEREAS, the Corporation desires to evidence such amendment by this Declaration of Amendment.

     NOW, THEREFORE, IT IS DECLARED that, effective October 28, 1999, the 1992 Plan shall be and is hereby amended as follows:


1. Section 4 of the 1992 Plan shall be amended by inserting the following at the end of said section:

"In addition, the Committee may delegate to the chief executive officer or president of the Company the authority to grant Options, Purchase Authorizations and Bonuses, and to make any or all of the determinations reserved for the Committee in the Plan with respect thereto to any individual who, at the time of said grant or other determination, (i) is not deemed to be an officer or director of the Company within the meaning of Section 16 of the Exchange Act;
(ii) is not deemed to be a Covered Employee; and (iii) is otherwise eligible under the terms of the Plan. To the extent that the Committee has delegated authority pursuant to this Section 4 to the chief executive officer or president, references to the Committee shall include references to such person, subject, however, to the requirements of the Plan, Rule 16b-3 and other applicable law. For purposes hereof, the term "Covered Employee" shall have the meaning given the term in Section 162(m) of the Code or the regulations thereunder."

2. Section 10 of the 1992 Plan shall be amended by inserting the letter "(a)" after the heading for such section and inserting following phrase at the beginning of the first sentence thereof, "With respect to Options, Purchase Authorizations and Bonuses granted on and after the effective date of the Plan and before October 28, 1999,". In addition, the following paragraphs shall be added at the end of such section:

     (b) Notwithstanding any other provision of the Plan to the contrary, the following provisions shall apply in lieu of the provisions of subsection 10(a) in the event of a Change of Control (as defined in
          Section 10(b)(iv) herein) with respect to Options, Purchase Authorizations and Bonuses granted on or after October 28, 1999;
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           (i)   Any Options and Purchase Authorizations outstanding as of the date of such Change of Control which are not otherwise exercisable on that date shall immediately become exercisable with respect to 50% of that portion of each such outstanding Option or Purchase Authorization which was not otherwise exercisable as of such date.

           (ii) In the event that any Bonuses outstanding as of the date of such Change of Control are subject to vesting in whole or in part on such date, then each such Bonus shall be deemed to be vested and payable with respect to 50% of that portion of the outstanding Bonus which was not otherwise vested as of such date.

           (iii) Notwithstanding the foregoing, in the event of a Change of Control, the Committee may, in its sole and absolute discretion, determine that any or all Options, Purchase Authorizations or Bonuses granted pursuant to the Plan shall not vest or become exercisable on an accelerated basis, if the Board of Directors of the Company or of the surviving or acquiring corporation, as the case may be, shall have taken such action, including but not limited to the assumption or continuation of awards granted under the Plan or the grant of substitute awards (in either case, with substantially similar terms as awards granted under the Plan), as in the opinion of the Committee is equitable or appropriate to protect the rights and interests of participants under the Plan. For the purposes herein, the Committee authorized to make the determinations provided for in this Section 10(b)(iii) shall be appointed by the Board of Directors, two-thirds of the members of which shall have been directors of the Company prior to the merger, share exchange, reorganization or other business combinations affecting the Company or a related corporation.

           (iv) For the purposes herein, a "Change of Control" shall be deemed to have occurred on the earliest of the following dates:

                 (A) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, forty percent (40%) or more of the outstanding Common Stock of the Company if the Company;

                 (B) The date the stockholders of the Company approve a definitive agreement (X) to merge or consolidate the Company with or into another corporation, in which the Company is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Company would be converted into cash, securities or other property of another corporation, other than (i) a merger or consolidation of the Company in which holders of Common Stock immediately prior to the merger or consolidation have the same proportionate ownership of Common Stock of the

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                      surviving corporation immediately after the merger as
                      immediately before, and (ii) with respect to Options, Purchase Authorizations and Bonuses granted on or after October 28, 1999, any merger or consolidation of the Company in which holders of Common Stock immediately prior to the merger or consolidation continue to own at least a majority of the combined voting securities of the Company (or the surviving entity) outstanding immediately after such merger or consolidation, or (Y) to sell or otherwise dispose of all or substantially all the assets of the Company; or

                 (C) The date there shall have been a change in a majority of the Board of Directors of the Company within a 12-month period unless the nomination for election by the Company's stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.

                      (For purposes herein, the term "person" shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term "beneficial owner" shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)"


     IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Clarus Corporation as of the day and year first above written.


                              CLARUS CORPORATION



                              By:   /s/ Stephen P. Jeffery
                                    ----------------------
                                    Stephen P. Jeffery, President

ATTEST:


/s/ Arthur G. Walsh, Jr.
------------------------
Arthur G. Walsh, Jr., Secretary

[Corporate Seal]

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